ENDORSEMENT
                    APPLICABLE TO QUALIFIED PLAN CERTIFICATES

When issued with this Endorsement, this Certificate is a "Qualified Plan Certificate" which is issued to a trustee of a trust forming part of a plan which is qualified under Section 401(a) of the Code. All provisions of the Certificate and other endorsements apply except as expressly modified by this Endorsement.

EMPLOYER (SECTION 1.13): "Employer" means any Employer that has adopted a Plan qualified under Section 401(a) of the Code. The Employer with reference to this Certificate is named in the Data pages.

OWNER (SECTION 1.17): "Owner" means the trustee of a trust for a Plan. The Owner with reference to this Certificate is named in the Data pages.

PLAN (SECTION 1.18): "Plan" means a defined contribution plan adopted by the Employer that is intended to meet the requirements for qualification under
Section 401(a) of the Code. The Plan with reference to the Certificate is named in the Data pages.

1.       LIMITS ON CONTRIBUTIONS (SECTION 3.02):

         Contributions will be accepted only if they represent the value of employer contributions to a trust under a Plan. If the Plan contains a cash or deferred arrangement qualified under Section 401(k) of the Code, Contributions may include employee pre-tax and employer matching contributions, but not employee after-tax contributions to the Plan. Restrictions, if any, on the dollar amount or number of Contributions are stated in the Data pages.

2.       TERMINATION (SECTION 5.02):

         This Certificate will also terminate if,

         (d) The Owner directs us to pay out the Cash Value under this Certificate.

         (e) The Owner directs us to convert the Certificate to an individual retirement annuity according to our rules in effect at the time. However, the converted Certificate will be issued with the same Contract Date as this Certificate.

3.       DEATH BENEFIT (SECTION 6.01)

         The beneficiary described in Section 6.02 shall be the Owner of this Certificate. After the death of the Annuitant but before the death benefit is paid, the Owner may instruct us in writing in a form we accept to make the death benefit payable to the Annuitant's beneficiary under the Plan.



No. 97ENQPI

4.       ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY (SECTION 9.05):

         This Certificate and any amounts payable pursuant to this Certificate may not be assigned, pledged, transferred or encumbered except as permitted under applicable law. The above restriction does not apply to a change authorized by a qualified domestic relations order defined in
         Section 414(p) of the Code.

5.       OWNER'S RESPONSIBILITY:

         We will make no payment under this Certificate without instructions from the Owner in a form we accept and we will be fully discharged from any liability with respect thereto to the extent such payments are made pursuant to such instructions.

6.       PLAN QUALIFICATION:

         A "Qualified Plan" is a plan that meets the requirements for qualification under Section 401(a) of the Code. The Owner is to provide evidence satisfactory to us that the Plan is a Qualified Plan and, if at any time the Plan is no longer a Qualified Plan, the Owner is to give us prompt written notice thereof.

         If the Owner gives notice that the Plan is no longer a Qualified Plan, then upon at least thirty days advance written notice to the Owner, we will terminate the Certificate under Section 5.02.




NEW YORK,

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


/s/ Edward D. Miller                           /s/ Pauline Sherman
--------------------                          --------------------
Edward D. Miller                              Pauline Sherman
Chairman and Chief Executive Officer          Vice President, Secretary and
                                              Associate General Counsel



No. 97ENQPI

                               EQUITABLE ACCUMULATOR (QP - DEFINED CONTRIBUTION)


                                      DATA


PART A -- THIS PART LISTS YOUR PERSONAL DATA.
------
OWNER:   [RICHARD ROE AS TRUSTEE FOR THE XYZ QUALIFIED PLAN]

ANNUITANT:  [JOHN DOE]                 Age:  [60]            Sex:  [Male]

CONTRACT:  GROUP ANNUITY CONTRACT NO. AC 6725

CERTIFICATE NUMBER:    [00000]

     ENDORSEMENTS ATTACHED:  [Minimum Income Benefit Endorsement]
                             Endorsement Applicable to Qualified Plan
                               Certificates
                             Endorsement Applicable to Market Value Adjustment
                               Terms
                             Rider to Endorsement Applicable to Market Value Adjustment Terms

     ISSUE DATE:               [May 1, 1998]

     CONTRACT DATE:            [May 1, 1998]

ANNUITY COMMENCEMENT DATE:     [August 22, 2027]

         THE MAXIMUM MATURITY AGE IS AGE 90 -- SEE SECTION 7.03.
         The Annuity Commencement Date may not be earlier than the fifth Contract Date anniversary or later than the Processing Date which follows the Annuitant's 90th birthday.

         However, any distribution option under this Certificate must meet any minimum distribution requirements under Section 401(a)(9) of the Code which apply after the "Required Beginning Date" which is April 1st following the calendar year which is generally the later of the year in which the Annuitant (i) attains age 70 1/2 or (ii) retires from service of the employer sponsoring the Plan.

GUARANTEED BENEFITS:    [Combined Guaranteed Minimum Income Benefit and
                        Guaranteed Minimum Death Benefit (6% Roll Up to Age 80)]

BENEFICIARY: [RICHARD ROE AS TRUSTEE FOR THE XYZ QUALIFIED PLAN]



No. 94ICB                                 Data page 1               (5/98)

PART B -- THIS PART DESCRIBES CERTAIN PROVISIONS OF YOUR CERTIFICATE.
------


INITIAL CONTRIBUTION RECEIVED (SEE SECTION 3.02):        [$10,000.00]

INVESTMENT OPTIONS AVAILABLE (SEE PART II); YOUR ALLOCATION IS ALSO SHOWN.

INVESTMENT OPTIONS                                 ALLOCATION (SEE SECTION 3.01)
------------------                                 -----------------------------
O  [Alliance Conservative Investors Fund
O  Alliance Growth Investors Fund
O  Alliance Growth & Income Fund
O  Alliance Common Stock Fund
O  Alliance Global Fund
O  Alliance International Fund
O  Alliance Aggressive Stock Fund
O  Alliance Small Cap Growth Fund
O  Alliance Money Market Fund                               $2,500.00
O  Alliance Intermediate Government Securities Fund
O  Alliance High Yield Fund
O  BT Equity 500 Index Fund
O  BT Small Company Index Fund
O  BT International Equity Index Fund
O  MFS Emerging Growth Companies Fund
O  MFS Research Fund                                        $2,500.00
O  Merrill Lynch Basic Value Equity Fund
O  Merrill Lynch World Strategy Fund                        $2,500.00
O  Morgan Stanley Emerging Markets Equity Fund
O  EQ/Putnam Balanced Fund
O  EQ/Putnam Growth & Income Value Fund
O  T. Rowe Price Equity Income Fund
O  T. Rowe Price International Stock Fund
O  Warburg Pincus Small Company Value Fund                  $2,500.00
O  GUARANTEE PERIODS (CLASS I)
    EXPIRATION DATE AND GUARANTEED RATE
    February 15, 1999
    February 15, 2000
    February 15, 2001
    February 15, 2002
    February 15, 2003
    February 15, 2004
    February 15, 2005
    February 15, 2006
    February 15, 2007
    February 15, 2008]
                                            ---------------------------
                                            TOTAL:         [$10,000.00]

Investment Options shown are Investment Funds of our Separate Account No. [45] and Guarantee Periods shown are in the Guaranteed Period Account. See Endorsement Applicable to Market Value Adjustment Terms.


No. 94ICB                                 Data page 2               (5/98)

"TYPES" OF INVESTMENT OPTIONS (SEE SECTION 4.02):  Not applicable

GUARANTEED INTEREST ACCOUNT (SEE SECTION 2.01): Not available under this Certificate

BUSINESS DAY (SEE SECTION 1.05): A Business Day for this Certificate will mean generally any day on which the New York Stock Exchange is open for trading.

PROCESSING DATES (SEE SECTION 1.20): A Processing Date is each Contract Date anniversary.

AVAILABILITY OF INVESTMENT OPTIONS (SEE SECTION 2.04): (See Data pages, Part C; Allocation Restrictions)

ALLOCATION OF CONTRIBUTIONS (SEE SECTION 3.01): Except as indicated below, your initial and any subsequent Contributions are allocated according to your instructions.

If you selected Principal Assurance a portion of your initial Contribution is allocated by us to a Guarantee Period you have selected. The remaining portion of your initial Contribution is allocated to the Investment Funds according to your instructions. Any subsequent Contributions will be allocated according to your instructions. (See Data pages, Part C; Allocation Restrictions)

CONTRIBUTION LIMITS (SEE SECTION 3.02): Initial Contribution minimum: $25,000. Subsequent Contribution minimum: $1,000. Subsequent Contributions can be made at any time up until the Annuitant attains age 71. We may refuse to accept any Contribution if the sum of all Contributions under this Certificate would then total more than $1,500,000. We reserve the right to limit aggregate Contributions made after the first Contract Year to 150% of first year Contributions. We may also refuse to accept any Contribution if the sum of all Contributions under all Equitable Life annuity accumulation certificates/contracts with the same Annuitant would then total more than $2,500,000.

TRANSFER RULES (SEE SECTION 4.02): Transfers among the Investment Options may be made at any time during the Contract Year.

ALLOCATION OF WITHDRAWALS (SEE SECTION 5.01): Lump Sum Withdrawals - You must provide withdrawal instructions indicating from which Investment Options the Lump Sum Withdrawal and any withdrawal charge will be taken; Systematic Withdrawals - Unless you specify otherwise, Systematic Withdrawals will be withdrawn on a pro rata basis from your Annuity Account Value in the Investment Funds. If there is insufficient value or no value in the Investment Funds, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Guarantee Periods in order of the earliest Expiration Date(s) first.


No. 94ICB                                 Data page 3               (5/98)

WITHDRAWAL RESTRICTIONS (SEE SECTION 5.01): Systematic Withdrawals - May not start sooner than 28 days after issue of this Certificate. You may elect to receive Systematic Withdrawals on a monthly, quarterly or annual basis subject to a maximum of 1.2% monthly, 3.6% quarterly and 15.0% annually of the Annuity Account Value as of the Transaction Date.

MINIMUM WITHDRAWAL AMOUNT (SEE SECTION 5.01): Lump Sum Withdrawals minimum - $1,000; Systematic Withdrawals minimum - $250.

MINIMUM AMOUNT OF ANNUITY ACCOUNT VALUE AFTER A WITHDRAWAL (SEE SECTION 5.02):
Requests for a withdrawal must be for either (a) 90% or less of the Cash Value or (b) 100% of the Cash Value (surrender of the Certificate).

We will NOT exercise our rights, described in Sections 5.02(b) and 5.02(c), to terminate the Certificate.

DEATH BENEFIT AMOUNT (SEE SECTION 6.01):

The death benefit is equal to the Annuity Account Value or, if greater, the Guaranteed Minimum Death Benefit defined below.

Guaranteed Minimum Death Benefit

[6% Roll Up to Age 80 - On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial Contribution. Thereafter, the Guaranteed Minimum Death Benefit is credited with interest at 6% (4% for amounts in the Alliance Money Market and Alliance Intermediate Government Securities Funds, and the Guarantee Periods) on each Contract Date anniversary through the Annuitant's age 80 (or at the Annuitant's death, if earlier), and 0% thereafter, and is adjusted for any subsequent Contributions, Credits and withdrawals.

The current Guaranteed Minimum Death Benefit will be reduced on a dollar-for-dollar basis as long as the sum of the withdrawals in any Contract Year is 6% or less of the beginning of Contract Year Guaranteed Minimum Death Benefit. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed 6% of the beginning of Contract Year Guaranteed Minimum Death Benefit, that withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction to occur.]

[Annual Ratchet to Age 80 - On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial Contribution. Thereafter, the Guaranteed Minimum Death Benefit is reset through the Annuitant's age 80, to the Annuity Account Value on a Contract Date anniversary if higher than the current Guaranteed Minimum Death Benefit, and is adjusted for any subsequent Contributions, Credits and withdrawals.

Each withdrawal will cause a reduction in your current Guaranteed Minimum Death Benefit on a pro rata basis.]



No. 94ICB                                 Data page 4               (5/98)

NORMAL FORM OF ANNUITY (SEE SECTION 7.04): Life Annuity 10 Year Period Certain or Joint and Survivor Life Annuity 10 Year Period Certain

AMOUNT OF ANNUITY BENEFIT (SEE SECTION 7.05): The amount applied to provide the Annuity Benefit will be the Annuity Account Value. Any Credits applicable to subsequent contributions made within the prior three years will be deducted from the Annuity Account Value before it is applied to the annuity benefit.

INTEREST RATE TO BE APPLIED IN ADJUSTING FOR MISSTATEMENT OF AGE OR SEX (SEE
SECTION 7.06): 6% per year

MINIMUM AMOUNT TO BE APPLIED TO AN ANNUITY (SEE SECTION 7.06): $2,000, as well as minimum of $20 for initial monthly annuity payment.

[GUARANTEED MINIMUM INCOME BENEFIT (SEE SECTION 7.08): If the Annuitant has converted the Certificate to a traditional IRA certificate, the Annuitant may apply the Annuity Account Value from such IRA certificate during the period of time indicated below to purchase a minimum amount of guaranteed lifetime income under our Income Manager (Life Annuity with a Period Certain) payout annuity certificate. The Income Manager (Life Annuity with a Period Certain) payout annuity certificate provides payments during a period certain with payments continuing for life thereafter. The following paragraphs describe the conditions for exercise of the Guaranteed Minimum Income Benefit under the IRA certificate.

The period certain is based on the Annuitant's age at the time the Income Manager (Life Annuity with a Period Certain) is elected. The period certain is 10 years for Annuitant ages 60 through 75; 9 years for Annuitant age 76; 8 years for Annuitant age 77; and 7 years for Annuitant ages 78 through 83.

The Guaranteed Minimum Income Benefit is available only if it is exercised within 30 days following the 7th or later Contract Date anniversary under this Certificate. However, it may not be exercised earlier than the Annuitant's age 60, nor later than the Annuitant's age 83.

On the Transaction Date that the Annuitant exercises the Guaranteed Minimum Income Benefit under the IRA certificate, the lifetime income that will be provided under the Income Manager (Life Annuity with a Period Certain) will be the greater of (i) the Guaranteed Minimum Income Benefit, and (ii) the amount of income that would be provided by application of the Annuity Account Value under the IRA certificate as of the Transaction Date at our then current annuity purchase factors.



No. 94ICB                                 Data page 5               (5/98)

Guaranteed Minimum Income Benefit Benefit Base - The Guaranteed Minimum Income Benefit benefit base is equal to the initial Contribution on the Contract Date. Thereafter, the Guaranteed Minimum Income Benefit benefit base is credited with interest at 6% (4% for amounts in the Alliance Money Market and Alliance Intermediate Government Securities Funds, and Guarantee Periods) on each Contract Date anniversary through the Annuitant's age 80, and 0% thereafter, and is adjusted for any subsequent Contributions, Credits and withdrawals. The Guaranteed Minimum Income Benefit benefit base will also be reduced by any withdrawal charge remaining on the Transaction Date that the Annuitant exercises the Guaranteed Minimum Income Benefit.

The Guaranteed Minimum Income Benefit benefit base is applied to guaranteed minimum annuity purchase factors to determine the Guaranteed Minimum Income Benefit. The guaranteed minimum annuity purchase factors are based on (i) interest at 2.5% if the Guaranteed Minimum Income Benefit is exercised within 30 days following a Contract Date anniversary in years 7 through 9 and at 3% if exercised within 30 days following the 10th or later Contract Date anniversary and (ii) mortality tables that assume increasing longevity. See the attached table.

The Guaranteed Minimum Income Benefit benefit base does not create an Annuity Account Value or a Cash Value and is used solely for purposes of calculating the Guaranteed Minimum Income Benefit.

The current Guaranteed Minimum Income Benefit benefit base will be reduced on a dollar-for-dollar basis as long as the sum of the withdrawals in any Contract Year is 6% or less of the beginning of Contract Year Guaranteed Minimum Death Benefit (described above). Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed 6% of the beginning of Contract Year Guaranteed Minimum Death Benefit, that withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction to occur.]

WITHDRAWAL CHARGES (SEE SECTION 8.01): A withdrawal charge will be imposed as a percentage of each Contribution made to the extent that a withdrawal exceeds the Free Corridor Amount as discussed in Section 8.01 or, if the Certificate is surrendered to receive the Cash Value. We determine the withdrawal charge separately for each Contribution in accordance with the table below.

                                        Current and Maximum
                                           Percentage of
                Contract Year              Contributions
                -------------              -------------
                      [1                      8.00%
                       2                      8.00%
                       3                      7.00%
                       4                      6.00%
                       5                      5.00%
                       6                      4.00%
                       7                      3.00%
                       8                      2.00%
                       9                      1.00%
                 10 and later                 0.00%]


No. 94ICB                                 Data page 6               (5/98)

The applicable withdrawal charge percentage is determined by the Contract Year in which the withdrawal is made or the Certificate is surrendered, beginning with "Contract Year 1" with respect to each Contribution withdrawn or surrendered. For purposes of the table, for each Contribution, the Contract Year in which we receive that Contribution is "Contract Year 1."

Withdrawal charges will be deducted from the Investment Options from which each withdrawal is made in proportion to the amount being withdrawn from each Investment Option.

Withdrawal charges will not apply to withdrawals of amounts applied to one of our individual retirement annuities or qualified plans under Section 5.02.

FREE CORRIDOR AMOUNT (SEE SECTION 8.01): [15%] of Annuity Account Value at the beginning of the Contract Year minus any amount previously withdrawn during the Contract Year. Amounts withdrawn up to the Free Corridor Amount will not be deemed a withdrawal of Contributions.

Withdrawals in excess of the Free Corridor Amount will be deemed withdrawals of Contributions in the order in which they were made (that is, the first-in, first-out basis will apply).

The Free Corridor Amount does not apply when calculating the withdrawal charge applicable upon a surrender.

CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE (SEE SECTION 8.02):

         (a) [Combined Guaranteed Minimum Income Benefit and Guaranteed Minimum Death Benefit Charge: For providing the Combined Guaranteed Minimum Income Benefit and Guaranteed Minimum Death Benefit we will deduct annually on each Processing Date an amount equal to 0.30% of the Guaranteed Minimum Income Benefit benefit base (described above) in effect on such Processing Date. 0.30% is the maximum we will charge.]

         [(b)] Charges for State Premium and Other Applicable Taxes: A charge for applicable taxes, such as state or local premium taxes generally will be deducted from the amount applied to provide an Annuity Benefit under Section 7.02. In certain states, however, we may deduct the charge from Contributions rather than at the Annuity Commencement Date.

The above charge[s] will be deducted from the Annuity Account Value in the Investment Funds on a pro rata basis. If there is insufficient value in the Investment Funds, all or a portion of the charge[s] will be deducted from the Annuity Account Value with respect to the Guarantee Periods in order of the earliest Expiration Date(s) first.

NUMBER OF FREE TRANSFERS (SEE SECTION 8.03):  Unlimited


No. 94ICB                                 Data page 7               (5/98)

DAILY SEPARATE ACCOUNT CHARGES (SEE SECTION 8.04):

[Mortality and Expense Risks Charge:
                  Current and Maximum        Annual rate of 1.10% (equivalent to
                                             a daily rate of 0.003032%).]

[Administration Charge:
                  Current and Maximum        Annual rate of 0.25% (equivalent to
                                             a daily rate of 0.000692%).  We
                                             reserve the right to increase this
                                             charge to an annual rate of 0.35%.]

[Distribution Charge:
                  Current and Maximum        Annual rate of 0.25% (equivalent to
                                             a daily rate of 0.000692%).]




No. 94ICB                                 Data page 8               (5/98)

PART C -- THIS PART LISTS THE TERMS WHICH APPLY TO THE ENDORSEMENT APPLICABLE
------    TO MARKET VALUE ADJUSTMENT TERMS (MVA ENDORSEMENT).

ALLOCATION RESTRICTIONS (SEE SECTION 3.01): If the Annuitant is age 76 or older, allocations may be made only to Guarantee Periods with maturities of five years or less; however, in no event may allocations be made to Guarantee Periods with maturities beyond the February 15th immediately following the Annuity Commencement Date.

TRANSFERS AT EXPIRATION DATE (SEE ITEM 1 OF MVA ENDORSEMENT): If no election is made with respect to amounts in the Guaranteed Period Account as of the Expiration Date, such amounts will be transferred into the Guarantee Period with the earliest Expiration Date.

MARKET VALUE ADJUSTMENT (MVA) ON TRANSFERS AND WITHDRAWALS (SEE ITEM 2 OF MVA ENDORSEMENT): The MVA (positive or negative) resulting from a withdrawal or transfer of a portion of the amount in a Guarantee Period will be a percentage of the MVA that would be applicable upon a withdrawal of all of the Annuity Account Value from a Guarantee Period. This percentage is determined by (i) dividing the amount of the withdrawal or transfer from the Guarantee Period by
(ii) the Annuity Account Value in such Guarantee Period prior to the withdrawal or transfer.

TRANSFER RULES (SEE SECTION 4.02): Transfers may not be made to a Guarantee Period maturing in the current calendar year. Guarantee Periods to which transfers may be made are limited based on the attained age of the Annuitant (see Allocation Restrictions above).

MVA FORMULA (SEE ITEM 3 OF MVA ENDORSEMENT): The Guaranteed Rate for new allocations to a Guarantee Period is the rate we have in effect for this purpose even if new allocations to that Guarantee Period would not be accepted at the time. This rate will not be less than 3%.

The current rate percentage we use in item (c) of the formula is 0.00%. For purposes of calculating the MVA only, we reserve the right to add up to 0.25% to such current rate percentage.

SEPARATE ACCOUNT (SEE ITEM 5 OF MVA ENDORSEMENT): The portion of the assets of Separate Account No. 46 equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business we conduct.



No. 94ICBMVA                              Data page 9               (5/98)

                        GUARANTEED MINIMUM INCOME BENEFIT
                       TABLE OF GUARANTEED MINIMUM ANNUITY
               PURCHASE FACTORS FOR A TRADITIONAL IRA CERTIFICATE
                         FOR INITIAL LEVEL ANNUAL INCOME
                              SINGLE LIFE - [MALE]


                           PURCHASE FACTORS                PURCHASE FACTORS
                           ON CONTRACT DATE                ON CONTRACT DATE
ELECTION AGE             ANNIVERSARIES 7 TO 9         ANNIVERSARIES 10 AND LATER
------------             --------------------         --------------------------
     [60                          5.12%                           5.47%
     61                           5.22                            5.58
     62                           5.34                            5.69
     63                           5.45                            5.81
     64                           5.58                            5.93
     65                           5.70                            6.06
     66                           5.84                            6.19
     67                           5.98                            6.33
     68                           6.13                            6.48
     69                           6.28                            6.63
     70                           6.44                            6.79
     71                           6.60                            6.95
     72                           6.77                            7.12
     73                           6.95                            7.29
     74                           7.13                            7.47
     75                           7.32                            7.66
     76                           7.63                            7.98
     77                           7.98                            8.32
     78                           8.35                            8.70
     79                           8.62                            8.97
     80                           8.91                            9.25
     81                           9.21                            9.55
     82                           9.52                            9.86
     83                           9.85                           10.19]

      Interest Basis:     [2.5% on Contract Date anniversaries 7 through 9 and
                          3% on Contract Date anniversaries 10 and later]
                          Non-participating

      Mortality:          1983 Individual Annuity Mortality Table "a" for [Male]
                          projected with modified Scale G.

Factors required for annuity forms not shown in the above table will be calculated by us on the same actuarial basis.


No. 94ICB                                 Data page 10               (5/98)